Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2023

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, October 13, 2023 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2023 fourth quarter and full-year ended June 30, 2023. The Company also filed its Annual Report on Form 10-K for the fiscal year ending June 30, 2023, with the Securities and Exchange Commission (“SEC”) today.

Quarter Ended June 30, 2023

Net sales for the three months ended June 30, 2023 decreased $2.0 million, or 16%, to $10.6 million from $12.6 million for the three months ended June 30, 2022, due primarily to decreased medical device sales offset by increased repair revenue. We do not have much visibility into our customers’ distribution networks, but we surmise the decline in medical device sales is due to a buildup of customer inventory. As previously disclosed, we launched an enhanced repair program this fiscal year to upgrade the handpiece we sell our largest customer to its most current generation, which drove the increase in repair revenue. Gross profit for the three months ended June 30, 2023 decreased $82,000, or 2%. Although gross profit decreased, our gross margin increased from 27% for the three months ended June 30, 2022, to 32% for the three months ended June 30, 2023, due to favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2023, decreased 23% to $1.8 million from $2.3 million in the prior year’s corresponding quarter, due primarily to decreased expenditures of $455,000 in general and administrative expenses due mostly to reduced non-cash compensation related to stock compensation.

Net income for the quarter ended June 30, 2023, decreased $336,000 to $1.5 million, or $0.42 per diluted share, compared to $1.8 million, or $0.49 per diluted share, in the corresponding quarter in 2022.

Year Ended June 30, 2023

Net sales for the fiscal year ended June 30, 2023 increased $4.0 million, or 10%, to $46.0 million from $42.0 million for the fiscal year ended June 30, 2022, due primarily to increases in repair revenue as well as NRE and prototype services offset by a decrease in medical device revenue. Specifically, repair revenue increased $6.0 million due to the enhanced repair program that we launched with our largest customer this fiscal year, and NRE and prototype revenue increased $1.7 million due to several billable projects offset by a decrease in medical device revenue of $3.3 million, which we believe is caused by a buildup of customer inventory.

Gross profit for the fiscal year ended June 30, 2023 decreased $0.4 million, or 3%, to $12.7 million compared to $13.1 million for fiscal 2022, due to increased cost of sales.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2023 decreased 13% to $7.0 million from $8.0 million in the prior fiscal year. Of the total decrease in operating expenses, $875,000 relates to a decrease in general and administrative expenses from fiscal 2022 to fiscal 2023 due to reduced legal and settlement expenses related to employment matters and reduced non-cash compensation expense related to stock compensation.

Net income for the fiscal year ended June 30, 2023, was $7.1 million, or $1.95 per diluted share, compared to $4.6 million, or $1.21 per diluted share, for fiscal 2022. The most significant reason for the $2.5 million increase in net income for the fiscal year ended June 30, 2023, compared to the prior fiscal year, is the unrealized gain related to a warrant to purchase up to 5% of the outstanding stock of Monogram Orthopaedics, Inc. (“Monogram”) a start-up medical device company that we invested in during fiscal 2017. The Monogram warrant is the subject of a restatement of our previously issued financial statements described more fully in our Annual Report on Form 10-K for the fiscal year ending June 30, 2023, filed with the SEC today.

CEO Comments

“We are very pleased to announce that we are fully operational in our Franklin facility.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “While the build-out and validation activities took longer than expected, we are now well positioned to continue to grow the business, as reflected by our record back log of $41.6 million as of June 30, 2023. I am appreciative of the entire Pro-Dex team for their dedication to getting the Franklin facility completed and operational.” Mr. Van Kirk continued, “We are excited to announce that we executed another distribution agreement in the fourth quarter for our thoracic driver, which launched in the first quarter of fiscal 2024.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including, but not limited to, prospects for future growth and any potential for actual gain, if any, that may ultimately be realized from the Monogram warrant) as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business risks of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2023	2022
ASSETS		(Restated)
Current assets:
Cash and cash equivalents	$2,936	$849
Investments	1,134	755
Accounts receivable, net of allowance for doubtful accounts of $0 at June 30, 2023 and 2022	9,952	15,384
Deferred costs	494	710
Inventory	16,167	12,678
Prepaid expenses	296	790
Total current assets	30,979	31,166
Land and building, net	6,249	6,343
Equipment and improvements, net	5,079	4,833
Right of use asset, net	1,872	2,248
Intangibles, net	81	118
Deferred income taxes, net	—	256
Investments	7,521	4,083
Other assets	42	42
Total assets	$51,823	$49,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,261	$3,761
Accrued liabilities	3,135	2,751
Income taxes payable	453	544
Deferred revenue	—	1,013
Notes payable	3,827	3,285
Total current liabilities	9,676	11,354
Non-current liabilities:
Lease liability, net of current portion	1,638	2,054
Deferred income taxes, net	8	—
Notes payable, net of current portion	8,911	10,250
Total non-current liabilities	10,557	12,304
Total liabilities	20,233	23,658

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,545,309 and 3,596,131 shares issued and outstanding at June 30, 2023 and 2022, respectively	6,767	7,682
Retained earnings	24,823	17,749
Total shareholders’ equity	31,590	25,431
Total liabilities and shareholders’ equity	$51,823	$49,089

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2023	2022	2023	2022
		(Restated)		(Restated)
Net sales	$10,639	$12,615	$46,087	$42,041
Cost of sales	7,279	9,173	33,338	28,909
Gross profit	3,360	3,442	12,749	13,132

Operating expenses: Selling expenses	9	12	155	91
General and administrative expenses	1,046	1,501	4,028	4,903
Loss on disposal of equipment	—	21	—	35
Research and development costs	695	726	2,804	2,980
Total operating expenses	1,750	2,260	6,987	8,009

Operating profit	1,610	1,182	5,762	5,123
Interest expense	(145)	(115)	(533)	(464)
Unrealized gain (loss) on investments	492	965	3,899	931
Gain on sale of investments	—	28	6	28
Interest and dividend income	58	26	294	76

Income before income taxes	2,015	2,086	9,428	5,694
Income tax expense	514	249	2,354	1,122
Net income	$1,501	$1,837	$7,074	$4,572

Basic & Diluted income per share:
Basic net income per share	$0.42	$0.51	$1.98	$1.26

Diluted net income per share	$0.42	$0.49	$1.95	$1.21

Weighted average shares outstanding:
Basic	3,545,309	3,608,610	3,571,044	3,635,894
Diluted	3,610,109	3,731,419	3,636,944	3,763,345

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:		(Restated)
Net income	$7,074	$4,572
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	857	726
Unrealized (gain) loss on marketable equity investments	(3,899)	(931)
Gain on sale of investments	(6)	(28)
Impairment of long-lived assets	—	84
Non-cash lease expense (recovery)	(2)	13
Loss on sale or disposal of equipment	—	35
Amortization of loan fees	12	9
Share-based compensation	766	1,275
Deferred income taxes	264	(63)
Bad debt expense (recovery)	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	5,432	(4,449)
Deferred costs	216	(517)
Inventory	(3,489)	(4,241)
Prepaid expenses	494	(331)
Accounts payable and accrued expenses	(1,153)	1,991
Deferred revenue	(1,013)	863
Income taxes payable	(91)	147
Net cash provided by (used in) operating activities	5,462	(847)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements	(974)	(1,638)
Proceeds from sale of investments	89	770
Increase in intangibles	—	(33)
Purchase of investments	—	(334)
Net cash used in investing activities	(885)	(1,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(6,093)	(1,244)
Borrowing from Minnesota Bank & Trust, net of loan origination fees	5,284	2,000
Repurchases of common stock	(1,547)	(1,606)
Payments of employee taxes on net issuance of common stock	(223)	—
Proceeds from exercise of stock options and ESPP contributions	89	60
Net cash used in financing activities	(2,490)	(790)

Net increase (decrease) in cash and cash equivalents	2,087	(2,872)
Cash and cash equivalents, beginning of year	849	3,721
Cash and cash equivalents, end of year	$2,936	$849